Exhibit 10.16
THOMAS WEISEL PARTNERS GROUP, INC. BONUS PLAN
     Section 1. Purposes. The purpose of the Thomas Weisel Partners Group, Inc. Bonus Plan (the “Plan”) is to attract, retain and motivate selected employees of Thomas Weisel Partners Group, Inc. (the “Company”) and its subsidiaries and affiliates who are executive officers of the Company and any successor thereto in order to promote the Company’s long-term growth and profitability.
     Section 2. Administration.
     (a) Subject to Section 2(b) and applicable law and regulation, the Plan shall be administered by the Chief Executive Officer of the Company (such Chief Executive Officer (or, if applicable, its permitted delegate pursuant to the next following sentence), the “Plan Administrator”). Subject to applicable law and regulation, the Plan Administrator may delegate to any person or group of persons any of its responsibilities and authority hereunder.
     (b) Notwithstanding Section 2(a), the Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) shall make all determinations regarding the compensation of the Chief Executive Officer of the Company hereunder and shall make recommendations to the Plan Administrator and the Board with regard to the compensation of other executive officers of the Company under the Plan. For purposes of the Plan, the term “Plan Administrator” shall be deemed to refer to the Committee to the extent the context or facts and circumstances relate to the compensation of the Chief Executive Officer of the Company.
     (c) The Plan Administrator shall have complete control over the administration of the Plan, and shall have the authority in its sole and absolute discretion to: (i) exercise all of the powers granted to it under the Plan; (ii) construe, interpret and implement the Plan; (iii) prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations governing its own operations; (iv) make all determinations necessary or advisable in administering the Plan (including, without limitation, calculating the size of the Bonus Pool (as defined in Section 5(a)) and the Bonus (as defined in Section 5(b)) payable to each Participant (as defined in Section 4(a))); (v) correct any defect, supply any omission and reconcile any inconsistency in the Plan; and (vi) amend the Plan to reflect changes in or interpretations of applicable law, rules or regulations.
     (d) The determination of the Plan Administrator on all matters relating to the Plan and any amounts payable thereunder shall be final, binding and conclusive on all parties.
     (e) No member of the Board or the Committee or any employee of the Company or any of its subsidiaries or affiliates (each such person a “Covered Person”) shall have any liability to any person (including, without limitation, any Participant) for any action taken or omitted to be taken or any determination made in good faith with respect to the Plan, the Bonus Pool or any Bonus. Each Covered Person shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense (including attorneys’ fees) that may be imposed upon or incurred by such Covered Person in connection with or resulting from any action, suit or proceeding to which such Covered Person may be a party or in which such Covered Person may be involved by reason of any action taken or omitted to be taken under the Plan and against and from any and all amounts paid by such Covered Person, with the Company’s approval, in settlement thereof, or paid by such Covered Person in satisfaction of any judgment in any such action, suit or proceeding against such Covered Person, provided that the Company shall have the right, at its own expense, to assume and defend any such action, suit or proceeding and, once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of the Company’s choice. The foregoing right of indemnification shall not be available to a Covered Person to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case, not subject to further appeal, determines that the acts or omissions of such Covered Person giving rise to the indemnification claim resulted from such Covered Person’s bad faith, fraud or willful criminal act or omission. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which Covered Persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any other power that the Company may have to indemnify such persons or hold them harmless.
     Section 3. Performance Period. The Plan shall operate for successive periods (each a “Performance Period”). The first Performance Period shall commence on January 1, 2005 and shall terminate on December 31, 2005. Thereafter, each Performance Period shall be one full fiscal year and/or portions of fiscal years of the Company, as determined by the Plan Administrator.
     Section 4. Participation.
     (a) Except for the first Performance Period, prior to the 90th day after the beginning of a Performance Period (the “Participation Date”), the Plan Administrator shall designate those individuals who shall participate in the Plan for the Performance Period (the “Participants”).
     (b) Except as provided below, the Plan Administrator shall have the authority at any time during the Performance Period to add Participants to or remove Participants from the Plan for that Performance Period. Designation as a Participant with respect to any Performance Period does not create a right to payment of a bonus hereunder for such Performance Period or to participation in a subsequent Performance Period.
     Section 5. Bonus Amounts.
     (a) For each Performance Period, a bonus pool (the “Bonus Pool”) shall be established by the Plan Administrator, in consultation with the Committee. In determining the amount of the Bonus Pool, the Plan Administrator in consultation with the Committee shall take into account such measures of the Company’s financial performance as it deems appropriate. Such measures may (but need not) include, but are not limited to, the Company’s results of operations (based on any factors deemed appropriate by the Plan Administrator, including, without limitation, net income, pre-tax income, EBIT (earnings before interest and tax), EBITA (earnings before interest, tax and amortization), EBITDA (earnings before interest, tax, depreciation and amortization), gross profit, operating profit, cash generation, net revenue, gross revenue, operating revenue, market share, earnings per share, return on equity, return on assets, return on capital, return on operating assets, cost saving levels, changes in working capital, transaction values and/or volumes, assets under management, investment performance, funds flow, stock price or the Company’s stockholder return, and/or other measures of the Company’s financial performance). In determining the Bonus Pool, the Plan Administrator in consultation with the Committee may also take into account a target maximum ratio of aggregate compensation and benefits expense for the Performance Period (including payments from the Bonus Pool) to annual revenue or income (or to similar measures of corporate profitability).

     (b) Except as provided below, the Plan Administrator in consultation with the Committee shall determine the allocation of the Bonus Pool for each Performance Period among the Participants, which allocation (the amount to be received by a Participant pursuant to such allocation, a “Bonus”) may be made at any time during such Performance Period. Such determination may take into account any factors deemed appropriate by the Plan Administrator, including, without limitation, assessments of individual, subsidiary or division performance and input of the Company’s management and of the Committee (which shall make recommendations to the Plan Administrator regarding compensation of the Company’s executive officers). Notwithstanding the foregoing, the Committee shall determine the portion of the Bonus Pool to be allocated to the Chief Executive Officer of the Company, and the Plan Administrator’s authority to allocate the Bonus Pool pursuant to this Section 5(b) shall apply to the remainder of the Bonus Pool. There is no requirement that the entire Bonus Pool for any Performance Period be allocated to Participants.
     (c) If a Participant’s employment with the Company terminates for any reason before the end of a Performance Period or before the date that the Bonus is paid pursuant to Section 6, the Plan Administrator shall have the discretion to determine whether (i) such Participant shall be entitled to any Bonus at all, (ii) such Participant’s Bonus shall be reduced on a pro-rata basis to reflect the portion of such Performance Period the Participant was employed by the Company or (iii) to make such other arrangements as the Plan Administrator deems appropriate in connection with the termination of such Participant’s employment; provided that if such termination is due to such Participant’s death or disability, such Participant shall (unless determined otherwise by the Plan Administrator) receive a prorated portion of the Bonus (if any) that the Plan Administrator determines such Participant would have received under the Plan in the absence of such termination of employment.
     Section 6. Payment of Bonus Amount; Voluntary Deferral. Each Participant’s Bonus shall be payable by such Participant’s Participating Employer (as defined in Section 7(m)), or in the case of a Participant employed by more than one Participating Employer, by each such employer as determined by the Plan Administrator. The Bonus shall be payable in the discretion of the Plan Administrator in cash and/or an equity-based award of equivalent value; provided that in determining the number of Company restricted or deferred stock units payable in cash or shares of the Company’s common stock, restricted shares of the Company’s common stock or unrestricted shares of the Company’s common stock that is equivalent to a dollar amount, that dollar amount shall be divided by the closing price of the Company common stock on the date of grant by the Plan Administrator (with fractional shares being rounded to the nearest whole share. The cash portion of the Bonus shall be paid at such time as bonuses are generally paid by the Participating Employer(s) for the relevant fiscal year. Subject to approval by the Plan Administrator and to any requirements imposed by the Plan Administrator in connection with such approval, each Participant may be entitled to defer receipt, under the terms and conditions of any applicable deferred compensation plan of the Company, of part or all of any payments otherwise due under this Plan. Any equity-based award shall be subject to such terms and conditions (including vesting requirements) as the Plan Administrator and the administrative committee of the plan under which such equity-based award is granted may determine.
     Section 7. General Provisions.
     (a) Amendment, Termination, etc. The Board reserves the right at any time and from time to time to modify, alter, amend, suspend, discontinue or terminate the Plan, including in any manner that adversely affects the rights of Participants. No Participant shall have any rights to payment of any amounts under this Plan unless and until the Plan Administrator determines the amount of such Participant’s Bonus, that such Bonus shall be paid and the method and timing of its payment.
     (b) Nonassignability. No rights of any Participant (or of any beneficiary pursuant to this Section 7(b)) under the Plan may be sold, exchanged, transferred, assigned, pledged, hypothecated or otherwise disposed of (including through the use of any cash-settled instrument), either voluntarily or involuntarily by operation of law, other than by will or by the laws of descent and distribution. Any sale, exchange, transfer, assignment, pledge, hypothecation or other disposition in violation of the provisions of this Section 7(b) shall be void. In the event of a Participant’s death, any amounts payable under the Plan shall be paid in accordance with the Plan to a Participant’s estate. A Participant’s estate shall have no rights under the Plan to receive such amounts, if any, as may be payable under this Section 7(b), and all of the terms of the Plan shall be binding upon any such Participant’s estate.
     (c) Plan Creates No Employment Rights. Nothing in the Plan shall confer upon any Participant the right to continue in the employ of the Company for the Performance Period or thereafter or affect any right which the Company may have to terminate such employment.
     (d) Governing Law. All rights and obligations under the Plan shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflict of laws.
     (e) Arbitration. Any dispute, controversy or claim between the Company and any Participant arising out of or relating to or concerning the provisions of the Plan shall be finally settled by arbitration in either New York City or San Francisco (determined based on the geographic location that is closer to the principal residence of the Participant involved in such dispute) before the American Arbitration Association (the “AAA”) in accordance with the commercial arbitration rules of the AAA. Prior to arbitration, all claims maintained by any Participant must first be submitted to the Plan Administrator in accordance with claim procedures determined by the Plan Administrator in its sole discretion. This Section 7(e) is subject to the provisions of Section 7(f).
     (f) Choice of Forum.
          (1) THE COMPANY AND EACH PARTICIPANT, AS A CONDITION TO SUCH PARTICIPANT’S PARTICIPATION IN THE PLAN, HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED IN THE CITY OF SAN FRANCISCO OVER ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO OR CONCERNING THE PLAN THAT IS NOT OTHERWISE ARBITRATED OR RESOLVED ACCORDING TO THE PROVISIONS OF SECTION 7(e). This includes any suit, action or proceeding to compel arbitration or to enforce an arbitration award. The Company and each Participant, as a condition to such Participant’s participation in the Plan, acknowledge that the forum designated by this Section 7(f) has a reasonable relation to the Plan and to the relationship between such Participant and the Company. Notwithstanding the foregoing, nothing herein shall preclude the Company from bringing any action or proceeding in any other court for the purpose of enforcing the provisions of Sections 7(e) and 7(f).
          (2) The agreement by the Company and each Participant as to forum is independent of the law that may be applied in the action, and the Company and each Participant, as a condition to such Participant’s participation in the Plan (i) agree to such forum even if the forum may under applicable law choose to apply non-forum law, (ii) hereby waive, to the fullest extent permitted by applicable law, any objection which the Company or such Participant now or hereafter may have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding in any court referred to in Section 7(f)(1), (iii) undertake not to commence any action arising out of or relating to or concerning this Plan in any forum other than the forum described in this Section 7(f) and (iv) agree that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any such suit, action or proceeding in any such court shall be conclusive and binding upon the Company and each Participant.
          (3) Each Participant hereby agrees, as a condition to such Participant’s participation in the Plan, to keep confidential the existence of, and any information concerning, a dispute described in Sections 7(e) or 7(f), except that a Participant may disclose information concerning such dispute to the arbitrator or court that is considering such dispute or to such Participant’s legal counsel; provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of the dispute.
          (4) Each Participant recognizes and agrees that prior to being selected by the Plan Administrator to participate in the Plan, such Participant has no rights hereunder. Accordingly, in consideration of a Participant’s selection to participate in the Plan, each Participant expressly waives any right to contest the amount of any Bonus payable hereunder, the terms of the Plan, the amount of the Bonus Pool, any determination, action or omission hereunder by the Plan Administrator, the Company, or the Board or any committee thereof, or any amendment to the Plan.
     (g) Tax Withholding. In connection with any payments to a Participant or other event under the Plan that gives rise to a federal, state, local or other tax withholding obligation relating to the amounts paid or payable under the Plan (including, without limitation, FICA tax), (i) the Company and any Participating Employer may deduct or withhold (or cause to be deducted or withheld) from any payment or distribution to such Participant whether or not pursuant to the Plan or (ii) the Plan Administrator shall be entitled to require that such Participant remit cash (through payroll deduction or otherwise), in each case in an amount sufficient in the opinion of the Company to satisfy such withholding obligation.
     (h) Right of Offset. The Company and any Participating Employer shall have the right to offset against any Bonus payable to any Participant, any outstanding amounts (including, without limitation, travel and entertainment or advance account balances, loans, tax withholding amounts paid by the Company or amounts repayable to the Company pursuant to tax equalization, housing, automobile or other employee programs) such Participant then owes to it.
     (i) Non-Pensionable. Amounts payable under the Plan shall not be treated as pensionable earnings for purposes of any pension plan maintained by the Company, unless explicitly provided otherwise in such plan.
     (j) Data Protection. By participating in the Plan, the Participant consents to the collection, processing, transmission and storage by the Company, in any form whatsoever, of any data of a professional or personal nature which is necessary for the purposes of administering the Plan. The Company may share such information with any of its subsidiaries or affiliates or any person who obtains control of, or acquires, the Company or any of its subsidiaries or affiliates.
     (k) Severability; Entire Agreement. If any of the provisions of the Plan is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions shall not be affected thereby. The Plan shall not supersede any other agreement, written or oral, pertaining to the matters covered herein, except to the extent of any inconsistency between this Plan and any prior agreement, in which case this Plan shall prevail.
     (l) No Third Party Beneficiaries. The Plan shall not confer on any person other than the Company and any Participant any rights or remedies hereunder.
     (m) Participating Employers. Each subsidiary or affiliate of the Company that employs a Participant shall adopt the Plan by executing Schedule A (a “Participating Employer”). Except for purposes of determining the amount of the Bonus Pool and each Participant’s Bonus, the Plan shall be treated as a separate plan maintained by each Participating Employer and the obligation to pay the Bonus to each Participant shall be the sole liability of the Participating Employer(s) by which the Participant is employed, and neither the Company nor any other Participating Employer shall have any liability with respect to such amounts.
     (n) Successors and Assigns. The terms of the Plan shall be binding upon and inure to the benefit of the Company, each Participating Employer and their successors and assigns and each permitted successor or assign of each Participant as provided in Section 7(b).
     (o) Plan Headings. The headings in the Plan are for the purpose of convenience only and are not intended to define or limit the construction of the provisions hereof.
     (p) Construction. In the construction of the Plan, the singular shall include the plural, and vice versa, in all cases where such meanings would be appropriate. Nothing in the Plan shall preclude or limit the ability of the Company, its subsidiaries and affiliates to pay any compensation to a Participant under any other plan or compensatory arrangement whether or not in effect on the date the Plan was adopted.

          IN WITNESS WHEREOF, and as evidence of the adoption of the Plan effective as of January 27, 2006, by the Company, it has caused the same to be signed by its duly authorized officer this 27th day of January, 2006.

THOMAS WEISEL PARTNERS GROUP, INC.

By:	/s/	Mark P. Fisher

Name: Mark P. Fisher
Title: Secretary and General Counsel

Schedule A
          As evidenced by the duly authorized signature below, the undersigned entity hereby adopts and elects to participate in the Thomas Weisel Partners Group, Inc. Bonus Plan, as such Plan may be amended from time to time, and appoints Thomas Weisel Partners Group, Inc. as its agent to do all things necessary to effect such participation.
[Name of Entity]

By:

Name:
Title: Authorized Person